Exhibit 4(i)

CONFIRMATION

Date:	June 16, 2005

To:	CEF Equipment Holding, L.L.C. (“Party B”)

Attention:	Manager, Conduit Administration

From:	General Electric Capital Services, Inc. (“Party A”)

Transaction Reference Number:	19495

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below. This letter constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap and Derivatives Association, Inc., as such definitions are modified and amended by the Schedule to the Master Agreement) (the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of June 16, 2005, as amended or supplemented from time to time (the “Master Agreement”) between you and us. All provisions contained in the Master Agreement shall govern this Confirmation except as expressly modified below.

The capitalized terms used herein and not otherwise defined herein, in the Master Agreement or in the Definitions shall have the meanings assigned to them in the Indenture, dated as of June 16, 2005, between GE Commercial Equipment Financing LLC, Series 2005-1 and JPMorgan Chase Bank, N.A., as Indenture Trustee (the “Indenture”) and the Servicing Agreement, dated as of June 16, 2005, between GE Commercial Equipment Financing LLC, Series 2005-1 and General Electric Capital Corporation, as Servicer (the “Servicing Agreement”), each as amended or supplemented from time to time.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Fixed/Floating Interest Rate Swap

Notional Amount:	With respect to any Calculation Period, the product of (i) the sum of the aggregate Loan Value of Loans that bear interest at a fixed rate (excluding Hybrid Loans and the outstanding Note Balance of the Class A-1, Class A-2 and Class A-3a Notes immediately prior to such Calculation Period) and the aggregate Loan Value of Loans that bear interest based on a five-year constant maturity index (collectively, the “Fixed/CMT Rate Loans”) as of the beginning of the calendar month in which the Calculation

Period commenced; and (ii) the lesser of (x) the quotient of (a) the Outstanding Principal Balance of the Notes immediately after the Payment Date on which such Calculation Period commences; divided by (b) the Pool Balance as of the beginning of the calendar month in which the Calculation Period commenced and (y) 1.0. The Notional Amount for the first Calculation Period is USD 108,438,076.70.

Trade Date:	June 9, 2005

Effective Date:	June 16, 2005

Termination Date:	The earlier of (i) the Payment Date occurring in May, 2016; (ii) the Payment Date on which the aggregate outstanding Loan Values of the Fixed/CMT Rate Loans is zero; and (iii) the Payment Date on which the Outstanding Principal Balance of the Notes is reduced to zero.

Payment Date:	One Business Day prior to the last day of each Calculation Period.

Calculation Period:	Initially, the period from and including the Effective Date to but excluding, July 20, 2005, and for each period thereafter, from and including the twentieth day of each calendar month to and excluding the twentieth day of the next calendar month.

Business Day Convention:	Following

Business Day:	New York

Fixed Rate Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Payment Date:	Each Payment Date

Fixed Rate Payer
Period End Dates:	Last day of each Calculation Period, with No Adjustment to Period End Date.

Fixed Rate:	3.8890% per annum

Fixed Rate Day
Count Fraction:	30/360

Fixed/Floating Rate Confirmation

LIBOR Floating Rate Amounts:

LIBOR Floating Rate Payer:	Party A

LIBOR Floating Rate Payer Payment Dates:	Each Payment Date

LIBOR Floating Rate Payer Period End Dates:	The last day of each Calculation Period, subject to adjustment in accordance with the Following Business Date Convention.

Reset Date:	The first day of each Interest Accrual Period, subject to adjustment in accordance with the Following Business Date Convention.

LIBOR Floating Rate:	USD-LIBOR-BBA

Designated Maturity:	One month

Cap Rate:	N/A

LIBOR Floating Rate Day Count Fraction:	Actual/360

Compounding:	N/A

Business Days:	New York

Calculation Agent:	Party A

Account Details

Payments to Party A: To be provided in written instructions.

Payments to Party B: To be provided in written instructions.

[Signature Page Follows].

Fixed/Floating Rate Confirmation

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

GENERAL ELECTRIC CAPITAL SERVICES, INC.
By:
Name:
Title:

Fixed/Floating Rate Confirmation

Accepted and confirmed as of
the date first above written:

CEF EQUIPMENT HOLDING, L.L.C.

By

Name:
Title:

Fixed/Floating Rate Confirmation